Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CLICKNSETTLE.COM, INC.
     clickNsettle.com, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
          1. The name of the corporation is clickNsettle.com, Inc. The date of the filing of its original certificate of incorporation with the Secretary of State was January 12, 1994 under the name of NAM Corporation.
          2. This Amended and Restated Certificate of Incorporation restates the Certificate of Incorporation and amends the Certificate of Incorporation by (i) increasing the number of authorized shares of the capital stock of the corporation, (ii) effecting a one for ten reverse stock split of the outstanding shares of capital stock of the corporation and (iii) removing an extraneous provision and a provision that allows the corporation to restrict stockholder inspection rights.
          3. The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:
FIRST: The name of the Corporation is clickNsettle.com, Inc.
SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.
THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 800,000,000, of which 50,000,000 shall be preferred stock, par value $0.001 per share, and 750,000,000 shall be common stock, par value $0.001 per share.
A. Preferred Stock
     1. The preferred stock of the Corporation may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled in any and all such series shall not exceed the total number of shares of preferred stock hereinabove authorized.
     2. Subject to the provisions hereof and the limitations prescribed by law or any regulation of any national securities exchange, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares, and change the number of shares constituting any series of preferred stock of the Corporation, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, rights and terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series of preferred stock of the Corporation, without any further action or vote by the stockholders.

B. Common Stock. The holders of record of the common stock of the Corporation (the “Common Stock”) shall be entitled to the following rights:
     1. to vote at all meetings of stockholders of the Corporation, and such holders shall have one vote at all such meetings in respect of each share of Common Stock held of record by them;
     2. subject to the prior rights of the holders of all classes or series of capital stock of the Corporation at the time outstanding having prior rights as to dividends, to receive when, if and as declared by the Board of Directors out of the assets of the Corporation legally available therefor, such dividends as may be declared by the Corporation from time to time to holders of Common Stock; and
     3. subject to the prior rights of the holders of all classes or series of capital stock of the Corporation at the time outstanding having prior rights as to distribution of assets upon liquidation, dissolution or winding-up, to receive the remaining assets of the Corporation upon liquidation, dissolution or winding-up.
C. Reverse Stock Split. Upon the filing in the office of the Secretary of State of Delaware of a Certificate of Amendment whereby this Article Fourth is being amended to add this paragraph, each previously outstanding share of Common Stock, par value $0.001 per share, of the Corporation shall thereby and thereupon be reclassified into 0.10 of a validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Corporation.
FIFTH: The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.
                    With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this Corporation.
                    The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be, from time to time, designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.
SIXTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any amendment, repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

               Each person who is or was a director or officer of the Corporation, and each such person who is or was serving at the request of the Corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (including the heirs, executors, administrators and estate of such person) shall be indemnified and advanced expenses by the Corporation to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. The Corporation may, to the extent authorized in the By-Laws of the Corporation or from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or any other person to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Sixth. Any amendment, repeal or modification of this Article Sixth shall not adversely affect any right or protection existing hereunder or pursuant hereto immediately prior to such amendment, repeal, or modification.
          4. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.
[Signatures follow on next page]

     IN WITNESS WHEREOF, clickNsettle.com, Inc. has caused this Certificate to be signed by Glenn L. Halpryn, its President, and Noah M. Silver, its Secretary this 10th day of March, 2008.

clickNsettle.com, Inc.
By:	/s/ Glenn L. Halpryn
Glenn L. Halpryn,
Chief Executive Officer and President

Attest:
By:	/s/ Noah M. Silver
Noah M. Silver,
Secretary

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